UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: February 28, 2006
Estimated average burden hours per response: 12.75

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ARGOSY GAMING COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ARGOSY GAMING COMPANY
219 Piasa Street
Alton, Illinois  62002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
On April 26, 2005

The Annual Meeting of Stockholders of Argosy Gaming Company (“Argosy” or the “Company”) will be held at the Music Room of the Argosy Casino—Alton at 1 Front Street, Alton, Illinois, 62002, on Tuesday, April 26, 2005, at 2:00 p.m., local time, for the following purposes:

1.                To elect three directors to hold office until the 2008 Annual Meeting of Stockholders;

2.                To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items are fully discussed in the proxy statement accompanying this notice. A copy of the Company’s 2004 Annual Report is also enclosed.

The close of business on March 1, 2005, has been fixed as the record date for the meeting. Only stockholders of record at that time are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting. However, to assure your representation at the meeting, the Board of Directors urges you to date, execute and return promptly the enclosed proxy to give voting instructions with respect to your shares of Common Stock. The return of the proxy will not affect your right to vote in person if you do attend the meeting.

JOHN J. JONES
Corporate Secretary

March 15, 2005

PLEASE SUBMIT YOUR PROXY THROUGH THE INTERNET OR BY PHONE
OR MARK, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE

ARGOSY GAMING COMPANY

219 Piasa Street
Alton, Illinois  62002

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Argosy Gaming Company (“Argosy” or the “Company”) for use in voting at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Music Room of the Argosy Casino—Alton at 1 Front Street, Alton, Illinois, 62002, on Tuesday, April 26, 2005, at 2:00 p.m. local time, and at any postponement or adjournment thereof, for the purposes set forth in the attached notice. This proxy statement, the attached notice and the enclosed proxy are being sent to stockholders on or about March 18, 2005.

The solicitation of proxies from the stockholders is being made by the Board of Directors and management of the Company and the cost of solicitation, including the cost of preparing and making the proxy statement, the proxy, notice of annual meeting and annual report is being paid for by the Company.

Who May Vote

Shareholders of record as of the close of business on March 1, 2005, are entitled to notice of and to vote at the Meeting. As of that date there were 29,555,220 shares of the Company’s common stock outstanding, the only class of voting securities outstanding. Each share of Common Stock is entitled to one vote, without cumulation, on each matter to be voted upon at the Meeting.

How Proxies Work

Only votes cast in person at the Meeting or by proxy received by the Company before commencement of the Meeting will be counted at the Meeting. Giving us your Proxy means you authorize us to vote your shares at the Meeting in the manner you direct. You may vote for all, some or none of our nominees for director, or you may abstain from voting.

If proxies are properly dated, executed and returned, the shares they represent will be voted at the Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted as follows:

•  FOR the election of the three nominees for director set forth herein;

•  with respect to any other matter that may properly come before the Meeting, in the discretion of the persons voting the respective proxies.

The Board of Directors does not intend to bring any matters before the Meeting except those indicated in the notice. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items, for which you do not give instructions, the shares will be treated as “broker non-votes.” A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange. Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal to be presented at the 2005 meeting is considered routine and therefore may be voted upon by your broker if you do not give instructions for the shares held by your broker.

Quorum

There must be a quorum to carry on the business of the Meeting. The presence at the Meeting, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum.

Revoking a Proxy

A stockholder giving a proxy has the power to revoke it at any time prior to its exercise by voting in person at the meeting, by giving written notice to the Secretary of the Company prior to the Meeting, or by giving a later dated proxy.

Required Vote

The election of the nominees for director and the approval of any other matter that may properly come before the Meeting (each a “Proposal”) will become effective only upon the affirmative vote of shares of Common Stock representing a majority of the votes cast on such Proposal (whether for or against or abstained on such Proposal). Votes cast as abstentions will not be counted as a vote for or against a Proposal, but will nevertheless increase the total votes cast on the matter and thus increase the number of votes necessary to effectuate such Proposal. So called “broker non-votes” (brokers failing to vote by proxy shares of the Common Stock held in nominee name for customers) will not be counted at the Meeting. The effect of such broker non-votes is to decrease the total votes cast on the matter and thus decrease the number of votes necessary to effectuate a Proposal.

ITEM 1—ELECTION OF DIRECTORS

The Company has a classified Board of Directors (the “Board”) consisting of three classes. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

At the Meeting, the stockholders will elect three directors to hold office, subject to the provisions of the Company’s By-laws, until the annual meeting of stockholders in 2008 and until their successors are duly elected and qualified. Unless contrary instructions are given, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Cellini, Scott and Glasier, the nominees set forth below. Proxies cannot be voted for a greater number of directors than the number of nominees named. See “Record Date, Required Vote, Outstanding Shares and Holdings of Certain Stockholders.”

Messrs. Cellini, Scott and Glasier have consented to being named in this proxy statement and to serve if elected. However, if any nominee at the time of his election is unable or unwilling to serve or is otherwise unavailable for election, and as a result another nominee is designated by the Board, the persons named in the enclosed proxy, or his or her substitute, will have discretion and authority to vote or refrain from voting for such nominee in accordance with their judgment.

The Corporate Governance and Nominating Committee has recommended Messrs. Cellini, Glasier and Scott for nomination for re-election to the Company’s Board.

Each director of the Company is currently required to be licensed to serve as a director of the Company by the applicable gaming regulatory authorities in Illinois, Missouri, Louisiana, Indiana and Iowa, and may be subject to similar requirements in other jurisdictions in which the Company may conduct business. Each nominee has met these requirements in Illinois, Missouri, Louisiana, Indiana and Iowa. However, should a nominee or any director be found no longer suitable by any regulatory authority having jurisdiction over the Company, that individual shall become ineligible to serve on the Board and a majority of the remaining directors may appoint a qualified replacement to serve as director for the remaining term of the disqualified director.

The nominees for election as directors, together with certain information about them, is contained below.

Name	Age	Director Since	Present Position with the Company
William F. Cellini	70	1993	Director
Michael W. Scott	51	2002	Director
Richard J. Glasier	59	2003	Director, President and Chief Executive Officer

William F. Cellini has been Chairman of the Company’s Board of Directors since February 1993. Mr. Cellini has served as Chief Executive Officer of New Frontier Companies, a real estate development, management and construction concern with offices in Chicago and Springfield, Illinois since 1977. He is a member of the Boards of Illinois Bank of Springfield and Lakeside Bank of Chicago. Mr. Cellini is the chairman of the Corporate Governance and Nominating Committee and the Executive Committee of the Board of Directors.

Michael W. Scott manages a newly-formed private equity fund located in Northern Virginia focused on real estate and public infrastructure financing. From February 2004 until January 2005, he was Senior Vice President in the Capital Markets Group of Cassidy & Pinkard, a full service real estate brokerage and services firm in the Washington D.C. area, into which he had merged a 14 year old consulting and investment banking practice. He is a CPA and an attorney. Mr. Scott is also a director and a member of the audit committee of NES Rentals Holdings, Inc. a company that rents specialty and general equipment to industrial and construction end-users. He has been a member of the Board of Directors since April 2002 and is the chairman of the Audit Committee and a member of the Compensation Committee, and the Corporate Governance and Nominating Committee.

Richard J. Glasier was elected to the Board of Directors in June 2003. Mr. Glasier has served as President since July 2002 and Chief Executive Officer since May 2003. From November 1995 to July 2002, Mr. Glasier was Executive Vice President and Chief Financial Officer with Royal Caribbean Cruise Ltd. From November 1985 to November 1995 he was Chief Financial Officer of Royal Caribbean. He is a director of Carnival Corporation and Carnival plc. He has served as a member on various boards of directors including Aztar Corporation from July 2001 until July 2002. Mr. Glasier is a member of the Executive Committee of the Company’s Board of Directors.

RECOMMENDATION:
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF
ITS NOMINEES TO SERVE ON THE COMPANY’S BOARD OF DIRECTORS

CORPORATE GOVERNANCE

Current Board Members.   The members of the Board of Directors on the date of this proxy statement, and the committees of the board on which they serve, are identified below.

Director	Executive Committee	Compensation Committee	Audit Committee	Corporate Governance and Nominating Committee
William F. Cellini	**			**
Edward F. Brennan		**	*
George L. Bristol	*	*	*
F. Lance Callis	*			*
Jimmy F. Gallagher		*	*	*
John B. Pratt, Sr.		*	*	*
Michael W. Scott		*	**	*
James B. Perry	*
Richard J. Glasier	*

*                    Member

**             Chairman

Corporate Governance Guidelines.   Our Board’s governance guidelines, which include guidelines for determining director independence and reporting concerns to non-employee directors and the audit committee, are enclosed with this proxy statement in Appendix A at page A-1. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines and committee charters and the Code of Business Conduct and Ethics are published on the Company’s website at www.argosy.com in the investor information section. The Board regularly reviews corporate governance developments and modifies these Guidelines, charters and Governance practices as warranted. Any modifications are reflected on the Company’s website.

Director Independence.   The New York Stock Exchange (“NYSE”) listing rules require that a majority of the Company’s directors are independent. The Board has determined that Messrs. Brennan, Bristol, Callis, Cellini, Gallagher, Pratt and Scott satisfy the NYSE’s independence guidelines and are independent directors. The Board determined that each of such persons met the independence standards of the NYSE and the Securities and Exchange Commission (“SEC”) and that further, each such person was free from relationships with management that could cause such person to be disqualified as an independent director. All members of the audit, compensation and corporate governance and nominating committees must be independent directors. Members of the audit committee must also satisfy an additional SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation. The Board has determined that a majority of the Board and all members of the audit, compensation, and corporate governance and nominating committees satisfy the relevant independence requirements.

Code of Business Conduct and Ethics.   All directors, officers and employees of the Company must act ethically at all times and in accordance with the policies comprising the Company’s Code of Business Conduct and Ethics. The Code is published on the investor relations section of the Company’s website at www.argosy.com.

Compensation of Directors.   Directors who are not employees of the Company receive a fee of $30,000 per annum plus $1,500 per board meeting and $1,000 per committee meeting. An additional annual fee of $2,500 is paid to each committee chairman. Directors who are employees of the Company do not receive additional compensation for service as a director. In addition, pursuant to the Directors Option Plan, each non-employee director is granted as of the date of his or her initial election a non-qualified stock option for 3,000 shares of Common Stock exercisable 1,000 as of date of grant and 1,000 on the first and second anniversaries of the date of grant. Additional stock option grants under the Directors Option Plan may be approved by the Compensation Committee provided that no director may receive more than 5,000 options in any one year. The option price for directors is the reported closing price of the Common Stock as of the date of grant. As of the date of this proxy statement, 58,000 options are outstanding under the Directors Option Plan.

Meetings of the Board of Directors and Committees/Role of Committees

The Board met 12 times during 2004. Each of the members of the Board participated in at least 75% of all Board of Directors and Committee meetings that took place while such person was a member of the Board and the applicable Committee. Members of the Board are expected to attend each meeting, as per the Company’s Corporate Governance Guidelines. It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders absent exceptional cause. Last year, all directors attended the annual meeting. The non-management directors of the Company are required to meet regularly (no less than twice per year) in executive session of the Board without management present. The presiding director at non-management sessions is the Chairman of the Board.

The Board has established standing audit, compensation, nominating and corporate governance and executive committees. The membership of each of these committees is determined from time to time by the Board and, to date, only outside directors have served on these committees.

The Audit Committee held eight meetings during 2004 and presently consists of Messrs. Scott, Brennan, Bristol, Gallagher and Pratt. The Audit Committee is composed entirely of independent directors as defined by the NYSE listing standards and SEC rules. In addition, the Board has determined that Mr. Scott, the chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and the board has determined that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Audit Committee, subject to the requirements of the applicable state gaming laws and regulatory authorities, appoints a firm of independent certified public accountants to audit the books and accounts of the Company. In addition, the Committee reviews and approves the scope and cost of all services (including non-audit services) provided by the firm selected to conduct the audit. The Committee also monitors the effectiveness of the audit effort and financial reporting, and inquires into the adequacy of financial and operating controls. In December, 2004, the Board approved certain minor changes to the Audit

Committee charter, and a copy of the revised charter is included as Exhibit B to this proxy statement. The report of this Committee is set forth later in this proxy statement.

The Compensation Committee held five meetings in 2004 and presently consists of Messrs. Brennan, Bristol, Gallagher, Pratt and Scott. The Committee is composed entirely of independent directors as defined by NYSE listing standards. The Compensation Committee reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the Stock Option Plan. The Compensation Committee also reviews the Company’s general compensation policies, administers the Company’s 401(k) plan, and recommends director compensation programs to the Board, including the administration of the Directors Stock Option Plan. In December, 2004, the Board approved certain minor changes to the Compensation Committee charter, and a copy of the revised charter is included as Exhibit C to this proxy statement. The report of the Compensation Committee is set forth later in this proxy statement.

The Corporate Governance and Nominating Committee held two meetings in 2004 and presently consists of Messrs. Cellini, Callis, Gallagher, Pratt and Scott. The Committee is composed entirely of independent directors as defined by NYSE listing standards. The Corporate Governance and Nominating Committee met in February 2005 to propose the nominees whose election to the Company’s Board is a subject of this proxy statement. The purposes of the Corporate Governance and Nominating Committee are (i) to recommend to the Board nominees for each committee of the Board, (ii) establish and review annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, (iii) identify individuals qualified to become members of the Board, and (iv) to recommend to the Board nominees for the next annual meeting of the stockholders of the Company or in the event the Board elects to fill a vacancy on the Board. The Corporate Governance and Nominating Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The minimum qualifications for Board membership are set forth in the Company’s Corporate Governance Guidelines. In December, 2004, the Board approved certain minor changes to the Corporate Governance and Nominating Committee charter, and a copy of the revised charter is included as Exhibit D to this proxy statement.

The Executive Committee held four meetings in 2004 and presently consists of Messrs. Cellini, Callis, Bristol, Scott and Glasier. The Executive Committee reviews and recommends to the Board significant acquisitions and other development transactions, and has the authority to implement other significant business plans as established by the Board from time to time.

The Board also has formed a Pricing, Compliance and Due Diligence Committee, which consists of Messrs. Callis, Perry, Brennan, Scott and Glasier. The Committee met three times during 2004. The Committee reviews pricing of securities offerings, and sets direction regarding the Company’s due diligence efforts relating to the suitability of its business relationships as a result of the Company’s status as a licensee in the gaming industry, and reviews and provides guidance regarding compliance matters. In addition, the Board maintains a Legislative and Government Affairs Committee, which consists of Messrs. Bristol, Glasier, Callis, Cellini and Perry. The Committee met one time during 2004. The Committee reviews and provides guidance on significant legislative activity that affects the Company in the event the full Board is unable to meet on a timely basis to consider such matters. Finally, the Board maintains a Business Continuity Committee, which consist of Messrs. Brennan and Bristol. The Committee met one time during 2004. The Committee reviews and provides guidance on management’s plans regarding the continuity of business operations in the event of catastrophes in the event the full Board is unable to meet on a timely basis to consider such matters.

STOCK OWNERSHIP

Holdings of Management

The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 2,653,442 shares of Common Stock or 8.9% of the outstanding shares of Common Stock (See “Security Ownership of Certain Beneficial Owners and Management”). Such officers and directors have indicated an intention to vote in favor of each Proposal.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the close of business on March 9, 2005, certain information with respect to the beneficial ownership of Common Stock beneficially owned by (i) each director of the Company, (ii) the chief executive officer of the Company and four most highly compensated executive officers of the Company other than the chief executive officer (collectively, the “named officers”), (iii) all executive officers and directors as a group and (iv) each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than 5% of the outstanding Common Stock. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. Unless otherwise indicated below, the address of the Directors and Officers listed below is 219 Piasa Street, Alton, IL 62002.

Name of Beneficial Owner	Common Stock Beneficially Owned		Percent of Class
Directors and Named Officers:
William F. Cellini	1,341,789	(a)(b)(c)	4.5%
Edward F. Brennan	9,834	(c)	*
George L. Bristol	5,034	(c)	*
F. Lance Callis	392,170	(c)(d)	1.3%
Jimmy F. Gallagher	414,762	(c)	1.4%
James B. Perry	3,334	(c)	*
John B. Pratt, Sr.	159,334	(c)	*
Michael W. Scott	7,834	(c)	*
Richard J. Glasier	78,222	(c)	*
Virginia M. McDowell	66,559	(c)	*
Arnold L. Block	17,491	(c)	*
Brenda K. Bauer	23,862	(c)	*
John J. Jones	23,334	(c)	*
All directors and executive officers as a group (15 persons)	2,653,442	(c)	8.9%

Principal Stockholders:
Kornitzer Capital Management, Inc. 5420 West 61st Place Shawnee Mission, KS 66205	1,843,240	(e)	6.2%
John F. Brennan, Jr. Sirios Associates, L.L.C. Sirios Capital Management, L.P. Address not provided on Schedule 13G	1,500,000	(f)	5.1%

*                    Less than 1%

(a)           Includes 281,945 shares held in trust for William F. Cellini, Jr., as beneficiary with an independent third party as sole trustee and 271,944 shares held in trust for William F. Cellini, Jr., as beneficiary, with William F. Cellini, Jr. and William F. Cellini, father of William F. Cellini, Jr., as co-trustees. Mr. Cellini disclaims beneficial ownership of the 281,945 shares held in the William F. Cellini, Jr. Trust by an independent third party as sole trustee.

(b)          Includes 281,945 shares held in trust for Claudia Marie Cellini, as beneficiary, with an independent third party as sole trustee and 271,944 shares held in trust for Claudia Marie Cellini, as beneficiary with Claudia Marie Cellini and William F. Cellini, father of Claudia Marie Cellini, as co-trustees. Mr. Cellini disclaims beneficial ownership of the 281,945 shares held in the Claudia Marie Cellini Trust by an independent third party as sole trustee.

(c)           Amounts shown include 6,334 shares for William Cellini, 4,834 shares for Edward F. Brennan, 4,834 shares for George L. Bristol, 6,334 shares for F. Lance Callis, 6,334 shares for Jimmy F. Gallagher, 6,334 shares for John B. Pratt, Sr., 3,334 shares for James B. Perry, 6,334 shares for Michael W. Scott, 67,222 shares for Richard J. Glasier, 65,559 shares for Virginia M. McDowell, 17,491 shares for Arnold L. Block, 21,862 shares for Brenda K. Bauer, 23,334 shares for John J. Jones and 350,023 shares for all directors and executive officers as a group represented by stock options exercisable within 60 days of March 9, 2005.

(d)          Includes 126,339 shares held by Mr. Callis’s spouse. Mr. Callis disclaims beneficial ownership of such shares. On November 1, 2004, Lance Callis reported to the SEC on Form 4 certain dispositions and acquisitions of our common stock occurring at various times between September 2, 1999 and December 19, 2003. Such Form 4 indicates that during this period Mr. Callis contributed a number of the shares beneficially held by him to certain funds managed by Goldman Sachs. Also during this period, Mr. Callis acquired certain shares from his spouse, and like amounts of shares were in turn contributed to the Goldman Sachs funds.

(e)           Based on Schedule 13G dated February 10, 2005, filed with the SEC under the Exchange Act, which indicates that Kornitzer Capital Management, Inc. has shared voting power and sole dispositive power over 1,843,240 shares.

(f)             Based on Schedule 13G dated May 14, 2004, filed with the SEC under the Exchange Act, which indicates that (1) Sirios Capital Partners, L.P. beneficially owns an aggregate of 56,900 shares, (2) Sirios Capital Partners II, L.P., beneficially owns an aggregate of 291,150 shares, (3) Sirios/QP Partners, L.P. beneficially owns an aggregate of 414,250 shares, (4) Sirios Overseas Fund, Ltd. beneficially owns an aggregate of 671,400 shares, (5) Sirios Overseas Fund II, Ltd. beneficially owns an aggregate of 66,300 shares, (6) Sirios Capital Management, L.P. beneficially owns an aggregate of 1,500,000 shares, (7) Sirios Associates, L.L.C. beneficially owns an aggregate of 1,500,000 shares, and

(8) John F. Brennan, Jr. beneficially owns an aggregate of 1,500,000 shares. According to Schedule 13G dated May 14, 2004, John F. Brennan, Jr. is the sole Managing Member and directs the operations of Sirios Associates, L.L.C., which is the general partner of Sirios Capital Management, L.P. Sirios Capital Management, L.P. is the investment manager and has the power to direct the affairs of Sirios Capital Partners, L.P., Sirios Capital Partners II, L.P., Sirios/QP Partners, L.P., Sirios Overseas Fund, Ltd., and Sirios Overseas Fund II, Ltd. Such Schedule 13G indicates that, as a group, John F. Brennan, Jr. and the named Sirios entities have shared voting power and shared dispositive power over 1,500,000 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company’s review of the copies of these reports received by it, and written representations, if any, received from reporting persons with respect to such filings, the Company believes that all filings required to be made by the reporting persons for the period January 1, 2004, to December 31, 2004, were made on a timely basis, except for one report covering one transaction filed late by each of Craig Robinson and Paul Keller, each a Vice President of the Company, and an initial Form 3 filed late by Michele Wimpling, a Vice President of the Company. In addition, on November 1, 2004, Lance Callis filed a Form 4 with respect to certain transactions that took place during the period from 1999 to 2003 that were not previously reported.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the Company’s directors and executive officers.

Name	Age	Position
William F. Cellini(a)	70	Chairman of the Board of Directors
George L. Bristol(b)	64	Director
Jimmy F. Gallagher(b)	76	Director
James B. Perry(b)	55	Director
F. Lance Callis(c)	69	Director
John B. Pratt, Sr.(c)	82	Director
Edward F. Brennan(c)	64	Director
Michael W. Scott(a)	51	Director
Richard J. Glasier(a)	59	Director, President and Chief Executive Officer
Virginia M. McDowell	47	Senior Vice President—Sales, Marketing and Operations
Dale R. Black	41	Senior Vice President and Chief Financial Officer
R. Ronald Burgess	61	Senior Vice President—Human Resources
John J. Jones	38	Senior Vice President, Secretary and General Counsel
James A. Gulbrandsen	64	Senior Vice President
Brenda K. Bauer	57	Regional Vice President of Operations
Arnold L. Block	57	Regional Vice President of Operations

(a)           Messrs. Cellini, Scott and Glasier comprise a class of directors whose term expires in 2005.

(b)          Messrs. Bristol, Gallagher and Perry comprise a class of directors whose term expires in 2006.

(c)           Messrs. Callis, Pratt and Brennan comprise a class of directors whose term expires in 2007.

William F. Cellini has been Chairman of the Company’s Board of Directors since February 1993. Mr. Cellini has served as Chief Executive Officer of New Frontier Companies, a real estate development, management and construction concern with offices in Chicago and Springfield, Illinois since 1977. He is a member of the Boards of Illinois Bank of Springfield and Lakeside Bank of Chicago. Mr. Cellini is the chairman of the Corporate Governance and Nominating Committee and the Executive Committee of the Board of Directors.

George L. Bristol has been President of GLB, Inc., a consulting firm, for over 20 years. Since October 2001 he has been President and Executive Director of the Texas Coalition for Conservation, a non-profit organization. He has been a member of the Board of Directors of the Company since January 1995 and is a member of its Audit Committee and Compensation Committee and serves as the vice chairman of the Executive Committee. Mr. Bristol was the Acting Chief Executive Officer of the Company from January 13, 1997 to April 20, 1997.

Jimmy F. Gallagher has been a director of the Company since February 1993 and is currently a member of its Corporate Governance and Nominating Committee, the Audit Committee and is vice chairman of the Compensation Committee. Mr. Gallagher retired from the gaming industry in March 1991. From March 1990 to March 1991, he was Supervisor of Casino Games for the Park Hotel and Casino in Las Vegas, Nevada.

James B. Perry was elected to the Board of Directors during April 2000. From April 1997 to May 2003, Mr. Perry served as Chief Executive Officer of the Company. From April 1997 to July 2002, Mr. Perry served as the President of the Company. From August 1996 to April 1997, Mr. Perry was President of the Hospitality Group of Keating Building Group. From 1976 to August 1996, Mr. Perry was employed by

Aztar Corporation in numerous positions, including President and General Manager of TropWorld Casino and Entertainment Resort in Atlantic City, New Jersey. He is a member of the Executive Committee of the Company’s Board of Directors.

F. Lance Callis has been a partner with the law firm of Callis, Papa, Jackstadt, Szewczyk, Rongey & Danzinger P.C. (formerly Pratt & Callis, P.C.), with offices in St. Louis, Missouri and Granite City, Illinois for over 15 years. Mr. Callis has been a member of the Board of Directors of the Company since February 1993 and is the vice chairman of its Corporate Governance and Nominating Committee, and a member of its Executive Committee.

John B. Pratt, Sr. has practiced law in White Hall, Illinois as a sole practitioner for over 15 years. He has been a member of the Board of Directors of the Company since February 1993 and is a member of its Compensation Committee, Corporate Governance and Nominating Committee, and is the vice chairman of its Audit Committee.

Edward F. Brennan has been a partner with the law firm of The Brennan Law Offices, P.C. (formerly Brennan, Jones & Brennan P.C. and Brennan, Cates & Constance) in Belleville, Illinois for over 15 years. He has been a member of the Board of Directors of the Company since January 1995 and serves as the chairman of its Compensation Committee and is a member of its Audit Committee.

Michael W. Scott manages a newly-formed private equity fund located in Northern Virginia focused on real estate and public infrastructure financing. From February 2004 until January 2005, he was Senior Vice President in the Capital Markets Group of Cassidy & Pinkard, a full service real estate brokerage and services firm in the Washington D.C. area, into which he had merged a 14 year old consulting and investment banking practice. He is a CPA and an attorney. Mr. Scott is also a director and a member of the audit committee of NES Rentals Holdings, Inc. a company that rents specialty and general equipment to industrial and construction end-users. He has been a member of the Board of Directors since April 2002 and is the chairman of the Audit Committee and a member of the Compensation Committee, and the Corporate Governance and Nominating Committee.

Richard J. Glasier was elected to the Board of Directors in June 2003. Mr. Glasier has served as President since July 2002 and Chief Executive Officer since May 2003. From November 1995 to July 2002, Mr. Glasier was Executive Vice President and Chief Financial Officer with Royal Caribbean Cruise Ltd. From November 1985 to November 1995 he was Chief Financial Officer of Royal Caribbean. He is a director of Carnival Corporation and Carnival plc. He has served as a member on various boards of directors including Aztar Corporation from July 2001 until July 2002. Mr. Glasier is a member of the Executive Committee of the Company’s Board of Directors.

Virginia M. McDowell has been Senior Vice President—Operations, Sales and Marketing since May 2003. From June 1997 to May 2003, Ms. McDowell was Senior Vice President—Sales and Marketing. From September 1996 to May 1997, Ms. McDowell was General Manager of the Northeast Office of Casino Data Systems, Inc. From 1984 to August 1996, Ms. McDowell held numerous positions with Aztar Corporation including Vice President of Business Development of TropWorld Casino and Entertainment Resort in Atlantic City, New Jersey.

Dale R. Black has been the Senior Vice President and Chief Financial Officer since April 1998. From April 1993 to March 1998, Mr. Black served as Corporate Controller. Prior to joining the Company, Mr. Black held various financial management positions throughout his career in both industry and with an international public accounting firm.

R. Ronald Burgess has been Senior Vice President—Human Resources since June 1999. From July 1986 to June 1999, Mr. Burgess served in several human resources leadership roles with Harrah’s Entertainment and the predecessor organization Promus Companies and Holiday Corporation in Memphis, Tennessee.

John J. Jones has been Senior Vice President, General Counsel and Corporate Secretary since January 2004. Between December 2002 and January 2004, Mr. Jones served as outside counsel to various businesses, and was Managing Director of Edward Andrews Group, Inc., a boutique investment bank, and Vice Chairman and General Counsel of Legal Advantage Services, Inc. From July 1998 to December 2002, Mr. Jones was Executive Vice President, General Counsel and Corporate Secretary of RCN Corporation, a telecommunications company, and held the same positions from July 1998 until January 2001, with Commonwealth Telephone Enterprises, Inc., a telecommunications company. From January 1996 to December 1997, Mr. Jones was Vice President and General Counsel of Designer Holdings Ltd. Previously, he was an attorney with the law firm Skadden, Arps, Meagher & Flom in New York City.

James A. Gulbrandsen has been Senior Vice President since June 2003. From June 1997 to May 2003, Mr. Gulbrandsen was Senior Vice President—Operations. From late 1996 to May 1997, Mr. Gulbrandsen was retired. From 1992 to 1996, Mr. Gulbrandsen was an owner/operator of the Womack Casino in Cripple Creek, Colorado.

Brenda K. Bauer has been Regional Vice President of Operations since 2002. She oversees the Company’s Joliet, Alton and Sioux City properties. Prior to 2002, since 1997, she was Vice President and General Manager of the Company’s Alton property. From 1995 to 1997, she was Vice President of Casino Operations for Ameristar Council Bluffs in Council Bluffs, Iowa. She has held various positions in the gaming industry for more than two decades.

Arnold L. Block has been Regional Vice President of Operations since 2002. He oversees the Company’s Lawrenceburg, Riverside and Baton Rouge properties. Prior to 2002, he was General Manager of the Company’s Lawrenceburg property since 1995. Mr.  Block has been with Argosy in various positions since 1989.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth annual and long-term compensation for the Company’s Chief Executive Officer and four other most highly compensated officers during 2004 (collectively, the “named officers”), as well as certain other compensation information for the named officers during the years indicated.

Summary Compensation Table

		Annual Compensation			Long Term Compensation(a)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(b)	Restricted Stock Awards	Stock Options (#)	All Other Compensation
Richard J. Glasier	2004	$ 675,961	$ 709,760	—	—	66,666	$ 902,219	(c)
President and Chief	2003	625,000	500,337	—	—	—	72,546	(c)
Executive Officer	2002	247,596	450,000	—	—	200,000	18,279	(c)
Virginia M. McDowell	2004	369,231	276,923	—	—	53,280	313,939	(d)
Senior Vice President	2003	321,154	185,742	—	—	18,516	430,500	(d)
Operations	2002	249,038	143,398	—	—	3,789	9,200	(d)
Arnold L. Block	2004	294,231	220,673	—	—	26,640	431,702	(e)
Regional Vice President	2003	275,000	145,940	—	—	13,638	9,244	(e)
of Operations, South	2002	347,169	175,366	—	—	4,065	33,624	(e)
Brenda K. Bauer	2004	294,231	220,673	—	—	26,640	193,063	(f)
Regional Vice President	2003	284,739	145,940	—	—	13,848	13,412	(f)
of Operations, North	2002	263,654	32,592	—	—	3,750	12,533	(f)
John J. Jones	2004	253,846	246,346	—	—	70,000	29,905	(g)
Senior Vice President,	2003	—	—	—	—	—	—
General Counsel and Corporate Secretary	2002	—	—	—	—	—	—

(a)           Options granted pursuant to the Company’s 1993 Stock Option Plan, as amended.

(b)          For each person named, “Other Annual Compensation” is below the level where disclosure would be required.

(c)           2004—Other compensation includes a car allowance of $7,800, matching contributions to the Company’s 401(k) plan of $2,000, stock option exercises of $887,200 (representing the aggregate difference between stock price at exercise of $46.43 and stock option price of $21.08) and reimbursement of medical expenses.

2003—Other compensation includes a car allowance of $7,800, matching contributions to the Company’s 401(k) plan of $2,000, reimbursement of commission on house sale of $38,175, reimbursement of club membership of $18,833 and reimbursement of medical expenses.

2002—Other compensation includes a car allowance of $3,300 and reimbursement of moving and other expenses of $14,979.

(d)          2004—Other compensation includes a car allowance of $7,200, matching contributions to the Company’s 401(k) plan of $2,000 and stock option exercises of $277,849 (representing the aggregate difference between stock price at exercise of $30.91 and stock option price of $3.13) and reimbursement of medical expenses.

2003—Other compensation includes a car allowance of $7,200, matching contributions to the Company’s 401(k) plan of $2,000 and stock option exercises of $421,300 (representing the aggregate difference between stock price at exercise of $24.19 and stock option price of $3.125) and reimbursement of medical expenses.

2002—Other compensation includes a car allowance of $7,200 and matching contributions to the Company’s 401(k) plan of $2,000.

(e)           2004—Other compensation includes a car allowance of $6,000, matching contributions to the Company’s 401(k) plan of $2,000 and stock option exercises of $417,121 (representing the aggregate difference between an average stock price at exercise of $30.60 and stock option price of $12.28) and reimbursement of medical expenses.

2003—Other compensation includes a car allowance of $6,000, matching contributions to the Company’s 401(k) plan of $2,000 and reimbursement of medical expenses.

2002—Other compensation includes a car allowance of $5,538, a housing allowance of $14,430, reimbursement of moving expenses of $11,656 and matching contributions to the Company’s 401(k) plan of $2,000.

(f)             2004—Other compensation includes a car allowance of $6,000, matching contributions to the Company’s 401(k) plan of $2,000 and stock option exercises of $175,121 (representing the aggregate difference between stock price at exercise of $30.60 and stock option price of $12.28) and reimbursement of medical expenses.

2003—Other compensation includes a car allowance of $6,000,  matching contributions to the Company’s 401(k) plan of $2,000 and reimbursement of medical expenses.

2002—Other compensation includes a car allowance of $6,000, matching contributions to the Company’s 401(k) plan of $1,000 and reimbursement of medical expenses.

(g)           2004—Other compensation includes a car allowance of $5,538, reimbursement of moving expenses of $20,228 and reimbursement of medical expenses.

Following the May 2003 retirement of James B. Perry as the Company’s Chief Executive Officer, the Board of Directors recognized Mr. Perry’s contributions to the Company by awarding him a Company-paid luxury vacation. Mr. Perry, a current member of the Board of Directors, has yet to take his trip. In light of the Company’s pending merger with Penn National Gaming Company, in January 2005, Mr. Perry and the Compensation Committee of the Board of Directors determined to substitute a $77,000 cash payment to Mr. Perry in lieu of the Company’s future obligation to fund the award.

Equity Compensation Plan Data

The following table gives information about the Company’s Common Stock that may be issued upon exercise of options under all of the Company’s existing compensation plans as of December 31, 2004, including the Stock Option Plan and Directors Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders:
Stock Option Plan	1,219,526	$ 29.38	1,147,590
Directors Option Plan	58,000	35.84	39,000
Equity compensation plans not approved by security holders:
None	N/A	N/A	N/A
Total	1,277,526	$ 29.66	1,186,590

Option Grants in Last Fiscal Year

The following table sets forth information concerning options granted by the Company during the year ending December 31, 2004, to the named executive officers.

Name	Number of Securities Underlying Options Granted	Individual % of Total Options Granted to Employees in Fiscal Year	Grants Exercise Price ($/share)	Expiration Date	Grant Date Present Value(a)
Richard J. Glasier(a)	66,666	9.0	$ 37.71	4/29/14	$ 1,049,990
Virginia M. McDowell(a)	53,280	7.2	$ 37.71	4/29/14	$ 839,160
Arnold L. Block(a)	26,640	3.6	$ 37.71	4/29/14	$ 419,580
Brenda K. Bauer(a)	26,640	3.6	$ 37.71	4/29/14	$ 419,580
John J. Jones(b)	70,000	9.4	$ 25.72	1/13/14	$ 782,600

(a)           The dollar amounts of grant date present value set forth in this column were valued using the Black-Scholes model for valuing stock options, as provided by the SEC’s executive compensation disclosure rules. Significant assumptions used to prepare this valuation include: stock price volatility of 41.7% (calculated from historical stock price volatility using consecutive monthly closing stock prices from January 31, 1999 through the grant date), a risk-free rate of 3.67%, a dividend yield of 0% and an expected life of 5 years. No assurances can be made that the amounts reflected will be achieved.

(b)          The dollar amounts of grant date present value set forth in this column were valued using the Black-Scholes model for valuing stock options, as provided by the SEC’s executive compensation disclosure rules. Significant assumptions used to prepare this valuation include: stock price volatility of 43.9% (calculated from historical stock price volatility using consecutive monthly closing stock prices from January 31, 1999 through the grant date), a risk-free rate of 3.23%, a dividend yield of 0% and an expected life of 5 years. No assurances can be made that the amounts reflected will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning options exercised during 2004 and presents the value of unexercised options held by the named officers at fiscal year-end.

Name	Shares Acquired on Exercise (#)(a)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End(b) Exercisable/Unexercisable
Richard J. Glasier	35,000	$ 887,200	45,000/186,666	$1,152,900/$3,673,727
Virginia M. McDowell	10,000	$ 277,849	40,364/66,887	$1,475,075/$824,109
Arnold L. Block	17,491	$ 417,942	2,710/37,087	$31,219/$498,587
Brenda K. Bauer	9,557	$ 175,121	7,116/37,122	$152,416/$501,126
John J. Jones	—	—	—/70,000	$—/$1,468,600

(a)           Options totaling 72,048 shares were exercised by the named executive officers during 2004.

(b)          The last reported sale price of the Common Stock on the New York Stock Exchange on December 31, 2004, was $46.70.

Employment Agreements

Mr. Richard J. Glasier entered into a three-year employment agreement on July 9, 2002, pursuant to which Mr. Glasier agreed to serve as President of the Company. Effective January 1, 2004, Mr. Glasier’s salary was $678,000. Effective January 1, 2005, Mr. Glasier is to be paid $698,340 annually. In addition, Mr. Glasier received a signing bonus of $450,000 and 200,000 options under the Company’s 1993 Employee Stock Option Plan as amended. Mr. Glasier is also a participant in the Company’s Corporate Incentive Bonus Plan. In the event of a change in control of the Company, Mr. Glasier receives a payment equal to three times his annual salary. The non-competition provision of the agreement restricts Mr. Glasier from engaging in competition in any jurisdictions where the Company maintains gaming facilities (including managed properties) for a period of 12 months following resignation or termination.

Ms. Virginia M. McDowell entered into an employment agreement dated as of January 1, 2002. Ms. McDowell has agreed to serve as Senior Vice President—Operations of the Company. For the year ended December 31, 2004, Ms. McDowell’s salary was $370,000. Effective January 1, 2005, Ms. McDowell is to be paid $381,100 annually. In addition, Ms. McDowell is a participant in the Company’s Corporate Incentive Bonus Plan. In the event of a change of control of the Company in which Ms. McDowell is not retained or is offered a lesser position or elects to leave following the change of control, Ms. McDowell receives a payment equal to three times her annual salary. The non-competition provision of the agreement restricts Ms. McDowell from engaging in competition in any jurisdiction where the Company maintains gaming facilities (including managed properties) for a period of 12 months following termination.

Mr. Dale R. Black entered into an employment agreement dated as of January 1, 2002, pursuant to which Mr. Black agreed to serve as Senior Vice President and Chief Financial Officer. For the year ended December 31, 2004, Mr. Black’s salary was $295,000. Effective January 1, 2005, Mr. Black is to be paid $303,850 annually. In addition, Mr. Black is a participant in the Company’s Corporate Incentive Bonus Plan. In the event of a change of control of the Company in which Mr. Black is not retained or is offered a lesser position or elects to leave following the change of control, Mr. Black receives a payment equal to three times his annual salary. The non-competition provision of the agreement restricts Mr. Black from engaging in competition in any jurisdiction where the Company maintains gaming facilities (including managed properties) for a period of 12 months following termination.

Mr. R. Ronald Burgess entered into an employment agreement dated as of January 1, 2002, pursuant to which Mr. Burgess agreed to serve as Senior Vice President—Human Resources. For the year ended December 31, 2004, Mr. Burgess’s salary was $220,000. Effective January 1, 2005, Mr. Burgess is to be paid $226,600 annually. In addition, Mr. Burgess is a participant in the Company’s Corporate Incentive Bonus Plan. In the event of a change of control of the Company in which Mr. Burgess is not retained or is offered a lesser position or elects to leave following the change of control, Mr. Burgess receives a payment equal to three times his annual salary. The non-competition provision of the agreement restricts Mr. Burgess from engaging in competition in any jurisdiction where the Company maintains gaming facilities (including managed properties) for a period of 12 months following termination.

Mr. John J. Jones entered into an employment agreement dated as of January 12, 2004, pursuant to which Mr. Jones agreed to serve as Senior Vice President, Secretary and General Counsel. Mr. Jones is to be paid $275,000 annually. Effective January 1, 2005, Mr. Jones is to be paid $283,250 annually. In addition, Mr. Jones received a signing bonus of $75,000 and 70,000 stock options under the Company’s 1993 Employee Stock Option Plan, as amended. In addition, Mr. Jones is a participant in the Company’s Corporate Incentive Bonus Plan, with a guaranteed payout of no less than $123,750 for 2004. In the event of a change of control of the Company in which Mr. Jones is not retained or is offered a lesser position or elects to leave following the change of control, Mr. Jones receives a payment equal to three times his annual salary. The non-competition provision of the agreement restricts Mr. Jones from engaging in competition in any jurisdiction where the Company maintains gaming facilities (including managed properties) for a period of 12 months following termination.

Mr. James A. Gulbrandsen entered into an employment agreement dated as of December 23, 2002, pursuant to which Mr. Gulbrandsen agreed to serve as Senior Vice President of the Company. Mr. Gulbrandsen was paid base salaries of $225,000 annually for 2003 and $200,000 for 2004 and is scheduled to be paid a base salary of $175,000 for 2005. In addition, Mr. Gulbrandsen is a participant in the Company’s Corporate Incentive Bonus Plan with a guaranteed payout of $100,000 for 2003 and $75,000 for 2004. Mr. Gulbrandsen also received 35,000 options under the 1993 Employee Stock Option Plan as amended. In the event of a change of control of the Company in which Mr. Gulbrandsen is not retained or is offered a lesser position or elects to leave following the change of control, Mr. Gulbrandsen receives a payment equal to three times his annual salary. The non-competition provision of the agreement restricts Mr. Gulbrandsen from engaging in competition in any jurisdiction where the Company maintains gaming facilities (including managed properties) for a period of 12 months following termination.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

No member of the Compensation Committee of the Company was, during the year ended December 31, 2004, an officer, former officer or employee of the Company or any of its subsidiaries except for, Mr. Bristol, a director, who was Acting Chief Executive Officer of the Company from January 13, 1997 to April 20, 1997 during the Company’s search for a new Chief Executive Officer. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the Board of Directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board of Directors, during the year ended December 31, 2004.

COMMITTEE REPORTS

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and Performance Graph shall not be deemed to be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) is composed of five independent directors and operates pursuant to a written charter, which has been restated by the Board in December 2004, and is attached hereto as Appendix B. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Company’s independent auditors, Ernst & Young LLP, are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement describing all relationships between the auditors and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Committee has reviewed and discussed the financial statements with management. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Committee reviewed both with the independent and internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

Based on the Audit Committee’s discussions with management and the independent auditors and the audit committee’s review of the representations of management and the report of the independent accountants, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The following table presents fees billed for professional services rendered for the audit of our annual financial statements and review of our Forms 10-Q and fees billed for other services rendered by Ernst & Young LLP for 2004 and 2003:

	2004	2003
Audit Fees	$1,841,000	$984,000
Audit-related Fees	35,000	283,000
Tax Fees	96,000	17,000
All other Fees	—	—
Total Fees	$1,972,000	$1,284,000

Audit fees include fees associated with the annual audit and reviews of the Company’s quarterly reports on Form 10-Q as well as accounting consultations, Securities and Exchange Commission registration statements, the Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting and required regulatory compliance audits. Audit-related fees principally include fees relating to documentation assistance of internal controls in connection with the

Company’s Section 404 of Sarbanes-Oxley project and the annual audit of the Company’s employee benefit plan. Tax fees include services rendered for tax advice and tax planning. All other fees are for any other services not included in the first three categories. The Audit Committee pre-approved all such services and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence. It is the Committee’s policy to pre-approve all non-audit fees prior to the start of any work in accordance with the Audit Committee’s charter.

This report is respectfully submitted by the Audit Committee of the Board of Directors.

MICHAEL W. SCOTT, CHAIR
JOHN B. PRATT, SR.
EDWARD F. BRENNAN
GEORGE L. BRISTOL
JIMMY F. GALLAGHER

REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee is comprised of five independent directors, Messrs. Cellini, Callis, Gallagher, Pratt and Scott. The Committee held two meetings in 2004. The Committee met in February 2005 to consider and propose the nominees whose election to the Company’s Board of Directors is a subject of this proxy statement. In 2004, the Committee developed and recommended to the Board of Directors the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, which the Board of Directors subsequently adopted. The Committee also reviewed each committee’s charter, and recommended to the Board of Directors revisions to certain of these documents that it deemed necessary and desirable, which the Board of Directors then adopted. The Committee again reviewed the charters of the Corporate Governance and Nominating Committee, the Audit Committee and the Compensation Committee and recommended revisions to the Board of Directors in December 2004, which the Board subsequently adopted in December 2004. In December 2004, the Committee also reviewed and considered the results of the self-evaluations of the Board of Directors, the Compensation Committee, the Audit Committee, and the Corporate Governance and Nominating Committee. The Committee also considered the issue of directors’ independence and recommended to the Board of Directors, and the Board of Directors determined, that a majority of the members of the Board of Directors are independent, within the meaning of the rules of the NYSE. Each of these actions was taken to strengthen and update the Company’s corporate governance practices and protect the interests of shareholders. The purposes of the Corporate Governance and Nominating Committee include, among others, (i) to recommend to the board nominees for each committee of the Board, (ii) establish and review annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, (iii) identify individuals qualified to become members of the board, and (iv) to recommend to the board nominees for the next annual meeting of the stockholders of the Company or in the event the Board elects to fill a vacancy on the Board. The Corporate Governance and Nominating Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board of Directors adopted a charter for the Corporate Governance and Nominating Committee in March 2004, and amended it in December 2004. A copy of the revised charter is included as an Appendix C to this proxy statement.

This report is respectfully submitted by the Corporate Governance and Nominating Committee of the Board of Directors.

WILLIAM F. CELLINI, CHAIR
F. LANCE CALLIS
JIMMY F. GALLAGHER
JOHN B. PRATT, SR.
MICHAEL W. SCOTT

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee

The Compensation Committee is responsible for the administration of the Company’s executive compensation program. The Committee is made up of five Directors who are not employees of the Company and operates pursuant to a written charter, which has been restated by the Board in March 2004 and again in December 2004, and is attached hereto as Appendix D. It is responsible for setting the compensation levels of the Company’s Chief Executive Officer and other senior executives, including the executives named in the Summary Compensation Table. The Committee is also responsible for the administration of certain compensation and benefit plans. The Committee met five times during fiscal year 2004.

Compensation Philosophy

The Committee believes that the Company’s executive compensation program should attract and retain talented executives. The Committee provides its executives with the opportunity to earn significant compensation if the Company and the individual meet or exceed challenging performance goals. This strategy has helped the Company attract, retain and motivate high quality executives. The Committee periodically reviews a number of independent compensation surveys as guidelines to determine competitive pay practices. The survey data is reviewed directly and is also summarized by independent compensation consultants. Generally, the survey data used is primarily for gaming and entertainment companies of similar size to the Company and based in the United States. However, since the Company’s competition for executive talent is not limited to the gaming industry, compensation data for other companies of similar size is also considered. The survey data used to assess the Company’s executive compensation includes some companies that are small and mid-cap sized casino companies as well as other entertainment and non-entertainment companies.

The income tax deductions of publicly traded companies may be limited to the extent total compensation for particular executive officers exceeds $1 million during any year. This deduction limit, however, does not apply to payments which qualify as “performance based.” The Committee has reviewed the regulations issued by the Internal Revenue Service and will continue to review the application of these rules to future compensation. However, the Committee intends to continue basing its executive compensation decisions primarily upon performance achieved, both corporate and individual, while retaining the right to make subjective decisions and to award compensation that may or may not meet all of the Internal Revenue Service’s requirements for deductibility.

The Committee believes that the total compensation provided to the Company’s executives is both prudent and competitive. Also, the Committee believes that the program has helped to successfully focus the Company’s executive team on increasing Company performance and stockholder value.

Base Salaries

Executive base salaries other than the Chief Executive Officers’ are recommended by the Chief Executive Officer, and reviewed and approved by the Committee based on a review of competitive market pay practices, performance evaluations and expected future individual contributions. The Committee uses the median of the range of base salaries from independent compensation surveys to target the Company’s base salary levels. However, it also considers an individual’s unique position, responsibilities and performance in setting salary levels. In reviewing individual performances, the Committee considers the views of the Chief Executive Officer, with respect to other executive officers.

During 2004, the Committee agreed to amend the employment contract of James Gulbrandsen to provide for a $175,000 annual base salary. For 2005, the Compensation Committee agreed to increase the executive officers’ base salaries by 3%.

Annual Incentives

The Compensation Committee administers the Company’s Annual Management Bonus Plan. The Committee believes that the plan enhances commitment to the long-term success of the Company by linking personal financial rewards to the Company’s performance, and also increases the Company’s ability to attract and retain key executives. For 2004, pursuant to the bonus structure and performance criteria, and consistent with the objectives of the Plan, participants were entitled to receive cash bonuses if certain performance goals were satisfied for the 2004 calendar year performance period.

Key executives of the Company are eligible to participate in the Plan, including all of the Company’s executive officers: Dick Glasier, Dale Black, James Gulbrandsen, Virginia McDowell, Ron Burgess, Arnold Block, Brenda Bauer and John Jones. The performance criteria for 2004 applicable to the executive officers who participate in the Plan were based on corporate performance measured by consolidated Return on Invested Capital (“ROIC”) and Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”). The performance criteria for certain key executives, other than the executive officers, are based on a combination of corporate performance and the performance of the property that they oversee. Pursuant to the Plan, guideline bonuses for the executive officers range from 45% to 70% of base salary. Guideline bonuses for other executives range from 25% to 50% of base salary. The bonus structure approved by the Committee provides for a bonus ranging from 0% to 150% of the guideline bonus. The Committee established a threshold and a ceiling for ROIC and EBITDA. Pursuant to the Plan, any incentive bonuses achieved based on the 2004 performance criteria are payable in March and July of 2005, provided that in the event of a change of control, a pro-rata bonus will be paid as of the date of consummation of the transaction based on performance results to such date.

For the 2005 calendar year, the Committee has also approved a similar bonus structure and similar performance criteria with different target, threshold and ceiling levels.

Long-Term Incentives

From time to time, the Committee has granted stock options and restricted shares to the Company’s executives in order to align their interests with the interests of stockholders. Since stock options are granted at market price, the actual value of the stock options is wholly dependent on an increase in the price of the Company’s Common Stock. Stock options are considered effective long-term incentives by the Committee because an executive is rewarded only if the value of the Company’s Common Stock increases, thus increasing stockholder value. In determining grants of stock awards for executives, the Committee has reviewed competitive data of long-term incentive practices at other gaming and entertainment companies and companies of similar size to the Company but in other industries. The Committee also takes into account the level of past stock compensation grants and the value of those grants in determining awards for the Company’s executives.

During 2004, 743,571 stock options were granted under the Stock Option Plan. The number of stock awards granted is generally based on the Committee’s review of the individual executive’s position and potential within the Company and the level of past stock compensation awards granted to the individual executive.

In September 1999, the Committee adopted a Management Deferred Compensation Plan for executives of the Company and the divisional general managers. The plan permits the eligible employee to defer up to 25% of base salary and 50% of bonus to the quarter in which the employee is terminated. The payout of the deferred compensation can be on a lump sum basis or in 5 or 10 year installments. Interest is credited to deferred amounts at the rate of prime plus 1.5%.

On April 29, 2004, the Committee established the 2004 Long Term Incentive Cash Award Plan (“LTI Plan”). All officers, general managers and director-level employees who received a stock option award on April 29, 2004 were eligible. The LTI Plan was established to retain key employees and to provide an incentive to maximize shareholder value. Cash awards pursuant to the LTI Plan will be vested and fully payable three years from the award date. Cash awards are indexed to the Company’s stock price as of the award date. A pro-rata amount is payable in the event of death, permanent disability or change of control based on the date of such event. Participants must be continuously employed until the payment date in order to receive a payment.

Schedule of Awards to Executive Officers

During 2004, subject to the provisions of the LTI Plan, awards were made to executive officers as follows:

Executive Officer	Amount
Richard J. Glasier	$600,000
Virginia M. McDowell	480,960
Dale R. Black	390,780
R. Ronald Burgess	390,780
James A. Gulbrandsen	120,240
Brenda K. Bauer	240,480
Arnold L. Block	240,480

The above awards are subject to adjustment under the terms of the LTI Plan. In the case of death, permanent disability or change of control, a pro-rata share of the LTI Award will be made based on the date of the event. The pro-rata share will be determined by calculating the total number of days from April 29, 2004, to the date of the event divided by 1,095 multiplied by the LTI Cash Award amount. The pro-rata LTI Cash Award will be multiplied by the index on the date of the event to calculate the actual award payment.

Chief Executive Officer Compensation

Based upon the assessment of the criteria outlined above, the Compensation Committee also established the compensation levels of the Company’s Chief Executive Officer, Richard J. Glasier, and entered into an employment agreement in July, 2002. Pursuant to the employment agreement, Mr. Glasier’s base salary was $625,000 for 2003. Effective January 1, 2004, Mr. Glasier’s base salary was changed to $678,000. Effective January 1, 2005, Mr. Glasier’s base salary was increased by 3% to $698,340. For 2004, Mr. Glasier’s performance bonus pursuant to the Annual Management Bonus Plan totalled $709,760. Mr. Glasier was eligible to participate in the bonus plans based on a target bonus of 70% of his base salary. In addition, Mr. Glasier was granted 66,666 stock options pursuant to the Company’s Stock Option Plan. He was also included in the 2004 LTI Plan, with an award of $600,000.

This report is respectfully submitted by the Compensation Committee of the Board of Directors.

EDWARD F. BRENNAN, CHAIR
JIMMY F. GALLAGHER
GEORGE L. BRISTOL
JOHN B. PRATT, SR.
MICHAEL W. SCOTT

PERFORMANCE GRAPH

The following graph sets forth the cumulative total stockholder return from December 31, 1999, through December 31, 2004, of the Company, the S&P 500 and the Dow Jones Casino Index which the Company considers to be its peer industry group. The graph assumes an investment of $100 on December 31, 1999, in each of the Common Stock, the stocks comprising the S&P 500, and the stocks comprising the Peer Group Index.

COMPARISON OF FIVE-YEAR TOTAL CUMULATIVE RETURN* AMONG ARGOSY
GAMING CO., S&P 500 (U.S. Companies), AND THE DOW JONES CASINO INDEX

*                    Assumes $100 investment in the common stock of Argosy Gaming Co., the S&P 500 (U.S. Companies) and the Dow Jones Casino Index derived from compounded daily returns with dividend reinvestment on the exdate.

MARKET FOR REGISTRANT’S COMMON EQUITY AND DIVIDEND POLICY

The Company’s Common Stock trades on the New York Stock Exchange under the symbol AGY. On March 9, 2005, the Common Stock was held by 408 stockholders of record. This does not include the number of persons whose stock is in nominee or “streetname” accounts through brokers. The following table sets forth the high and low sales prices per share of Common Stock, as reported by the New York Stock Exchange, for the periods indicated. These quotations and sales prices do not include retail mark-ups, mark-downs or commissions.

	Price Range of Common Stock
Year Ending December 31, 2003	High	Low
1st Quarter	$20.15	$15.21
2nd Quarter	$23.72	$17.70
3rd Quarter	$25.44	$19.82
4th Quarter	$26.65	$22.85

Year Ending December 31, 2004
1st Quarter	$36.18	$25.40
2nd Quarter	$38.52	$33.05
3rd Quarter	$39.48	$30.88
4th Quarter	$46.97	$38.40

On March 9, 2005, the reported last sales price for the Common Stock was $46.12.

Since the Company’s initial public offering in February 1993, the Company has not declared any cash dividends or distributions on its Common Stock. The Company currently intends to retain its earnings to reduce its outstanding indebtedness and to finance future growth and therefore has no present intention of paying dividends. This policy will be reviewed annually by the Company’s Board of Directors in light of, among other things, its results of operations, capital requirements, any restrictions imposed by applicable gaming regulations and restrictions imposed by the Company’s indentures and loan documents. At present the Company’s Amended and Restated Credit Agreement dated July 31, 2001, requires the consent of the lenders in order to declare a dividend.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has committed to indemnify each of its directors and executive officers to provide them with the maximum indemnification allowed, by applicable law, under the Company’s Certificate of Incorporation and By-laws.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be presented at the 2006 Annual Meeting of Stockholders of the Company must be received in writing by the Company no later than January 1, 2006, and no sooner than December 2, 2005, for inclusion in the Company’s proxy statement and proxy card relating to the 2005 Annual Meeting.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A number of brokers with account holders who are stockholders will be

“householding” our proxy materials. As indicated in the notice previously provided by these brokers to stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker or us that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker, or if such stockholder is a direct holder of shares of our common stock, the transfer agent. Stockholders who in the future wish to receive multiple copies can contact the Company at 219 Piasa Street, Alton, IL 62002, attention: Investor Relations.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders may contact the Board of Directors, the non-management directors, or any individual director by writing to them c/o Argosy Gaming Corporate Secretary at 219 Piasa Street, Alton IL 62002, and such mail will be forwarded to the director of directors, as the case may be.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company has been advised that a representative of Ernst & Young LLP, its independent auditors, will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

OTHER MATTERS

If any other matters properly come before the Annual Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.

The Annual Report of the Company for the year ending December 31, 2004, was mailed to stockholders together with this proxy statement.

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the internet at the Securities and Exchange Commission’s website at www.sec.gov and on our website at www.argosy.com. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, at 233 Broadway, New York, New York 10279, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661.

You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us at our principal executive office: Erin Williams, Vice President of Investor Relations and Treasurer, Argosy Gaming Company, 219 Piasa Street, Alton, Illinois 62002, telephone (618) 474-7500.

By Order of the Board of Directors

John J. Jones
Secretary

APPENDIX A

ARGOSY GAMING COMPANY
CORPORATE GOVERNANCE GUIDELINES

Purpose

The Board of Directors (the “Board”) of Argosy Gaming Company (together with its subsidiaries, “Argosy” or the “Company”) has adopted these Corporate Governance Guidelines (these “Guidelines”), which reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level. The Board believes these Guidelines should be an evolving set of corporate governance principles, subject to amendment from time to time as circumstances warrant.

Duties of the Board

The primary responsibility of the Board is to set policy, give direction and guidance, and to oversee and monitor Argosy management for the benefit of the Argosy stockholders. To that end, some of the duties of the Board (acting through its committees in certain instances) are as follows:

•  overseeing the conduct of the Company’s business to evaluate whether it is being properly managed;

•  reviewing and, where appropriate, approving the Company’s major financial and business strategies, objectives, plans and actions;

•  reviewing and, where appropriate, approving major changes in auditing and accounting principles and practices to be used in the preparation of the Company’s financial statements; and

•  planning for succession with respect to the position of the CEO and monitoring the Company’s succession plan for other members of senior management.

While not limiting their obligations under applicable law, directors, in their capacity as such, are expected to use their reasonable business judgment in overseeing the management of the Company. However, the Board is not expected to manage the Company on a day-to-day basis nor guarantee in any way the management or operations of the Company.

Executive Selection and Succession Planning

The Board deems as one of its most critical functions the selection of a Chairman of the Board (the “Chairman”), CEO and senior management team consisting of talented and skilled people who fit in Argosy’s culture, understand its business strategy and inspire others to follow their lead. To that end, the Board periodically reviews with the CEO a senior executive succession plan tailored to reflect Argosy’s business strategy and vision.

In the event of the death, resignation or incapacity of the Chairman and/or the CEO, the Board shall immediately call a meeting to address the selection of a temporary or permanent replacement for either or both positions. The Board may delegate the responsibilities with respect to the foregoing process to the Corporate Governance and Nominating Committee or another committee established by the Board for such purpose.

When the CEO or the Chairman resigns or retires, the status of such individual as a continuing member of the Board (to the extent such individual is a member of the Board) will be addressed by the Board at the time of such resignation or retirement.

Board Committees

Subject to applicable law, the Board has the authority to establish committees for any purpose it deems appropriate. The Board currently has the following standing committees:  Audit; Compensation; Executive; Corporate Governance and Nominating; Pricing, Compliance & Due Diligence; and Legislative & Governmental Affairs.

The Audit Committee is responsible for assisting the Board in monitoring the integrity of the financial statements; monitoring compliance with legal and regulatory financial accounting requirements; monitoring the independent auditor’s qualifications, performance and independence; and monitoring the performance of the Company’s internal audit function and internal auditors. The Audit Committee shall also have any other responsibilities required to be performed by the Audit Committee pursuant to applicable law and the listing requirements of the New York Stock Exchange (as amended from time to time, the “NYSE Listing Requirements”). The Audit Committee will also prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement and provide an avenue of communication among the Board, independent auditors, senior management and internal auditors.

The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of Argosy’s executive officers. The Compensation Committee has overall responsibility for approving and evaluating the Company’s executive officer compensation plans, policies and programs, and reviewing and recommending director compensation. The Compensation Committee will also prepare the report required by the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

The Executive Committee shall review and recommend to the Board significant acquisitions and other development transactions, and has the authority to implement other significant business plans as established by the Board from time to time.

The Corporate Governance and Nominating Committee is responsible for reviewing and recommending to the Board any proposed changes to these Guidelines and to the Company’s Code of Business Conduct and Ethics, and reviewing potential conflicts of interest involving executive officers of the Company (other than the Chief Executive Officer). The Corporate Governance and Nominating Committee is also responsible for identifying individuals qualified to become members of the Board; recommending to the Board director nominees for election at the next annual meeting of the stockholders of the Company; in the event of a vacancy on or increase in the size of the Board, recommending to the Board a director nominee to fill such vacancy or newly established Board seat; and recommending to the Board director nominees for each committee of the Board.

The Board shall approve committee assignments, including committee chairs. In so doing, the Board shall consider the desires of individual directors and the recommendations of the Corporate Governance and Nominating Committee. The Board, in its discretion, may periodically rotate committee membership. Such rotation is not required, however, since there may be reasons to maintain an individual director’s committee membership for a longer period.

The committee chairs shall determine the frequency of meetings of their respective committees consistent with any requirements contained in each such committee’s charter, and, in consultation with management, shall set meeting times and develop committee agendas.

When required by the NYSE Listing Requirements, only directors who are independent (as defined in the NYSE Listing Requirements) may serve on the Audit, Compensation, and Corporate Governance and Nominating Committees.

The Board and Committees of the Board shall have access to outside legal counsel, accountants, compensation consultants, investment bankers, or other independent consultants or advisors (at the Company’s expense), whose expertise is deemed essential to carrying out the committees’ respective missions.

Board Meetings

The Chairman in consultation with the Chief Executive Officer shall establish the agenda for the Board’s meetings. Any member of the Board may, however, recommend the inclusion of specific agenda items. Such recommendations shall be accommodated unless it is not practicable to do so.

Materials important to the Board’s understanding of agenda items shall be distributed to the members of the Board, in a timely manner, before the Board meets. These materials shall be informative but concise. Each member of the Board shall review distributed materials prior to each meeting of the Board. Members of the Board are also encouraged to keep themselves informed of the Company’s affairs between Board meetings through direct contact with members of senior management of the Company.

Members of the Board are expected to attend each meeting of the Board, either in person or telephonically.

Members of senior management or other persons who are not members of the Board may attend and participate in the Board’s meetings at the invitation of the Chairman.

Board Access to Senior Management and Independent Advisors

Members of the Board shall have complete access to senior management of the Company and, as appropriate, independent advisors. The Board’s contact with such individuals shall be handled in a manner that would not be disruptive to the Company’s business operations.

The Board encourages the CEO to invite members of senior management or other key personnel of the Company to Board and committee meetings: (i) to provide additional insight on items being discussed because of their personal involvement in such areas; and/or (ii) to provide Board exposure to individuals with outstanding management potential.

Compensation For Directors

Any compensation of members of the Board shall be established in accordance with applicable legal and regulatory requirements, as well as the NYSE Listing Requirements. Compensation of independent directors on the Board shall be comparable to that offered by other companies of similar size and scope. Except as permitted under the NYSE Listing Requirements, independent directors shall receive no additional remuneration from the Company beyond that provided to such individuals for their service as directors on the Board and as members of any committee of the Board. Directors who are officers of the Company shall receive no remuneration from the Company for serving as a director on the Board.

Senior management of the Company shall periodically review with the Compensation Committee the status of independent director compensation relative to comparable companies. The Compensation Committee shall periodically review the Company’s principles for determining the form and amount of independent director compensation, as appropriate. Any changes to Board compensation shall arise from recommendations of the Compensation Committee, with full discussion and concurrence by the Board.

The Board is committed to fostering compensation programs designed to encourage stock ownership by the directors and senior management of the Company over the long-term. Such programs, in the view of the Board, shall further align the interests of the directors and senior management of the Company with the interests of the stockholders.

Board Composition and Qualifications

The Board believes that it should generally have no less than the minimum and no more than the maximum number of directors provided for in the Company’s by-laws to allow for a diversity of experience without hindering effective discussion or diminishing individual accountability.

Directors should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

The Corporate Governance and Nominating Committee shall solicit and receive recommendations, and review qualifications of, potential candidates to serve on the Board. The Corporate Governance and Nominating Committee shall recommend to the full Board candidates for election to the Board.

The Corporate Governance and Nominating Committee, after consultation with the Chairman and other members of the Board, shall review periodically the particular attributes that would be most beneficial to the Company in future Board nominees. This assessment shall include, but not be limited to, issues such as integrity, competence, experience, commitment, diversity and collegiality, and a due diligence review in connection with required licensing.

When required by the NYSE Listing Requirements, a majority of the Board must be composed of directors who are independent (as defined in the NYSE Listing Requirements). Each director shall cooperate with the Board during the Board’s process of determining the independence of each director.

The Board recognizes that it is valuable to the Company that members of the Board have experience in the industry in which the Company operates. Accordingly, subject to the NYSE Listing Requirements and applicable law, a member of the Board may serve as a member of a board of directors, a board of managers, or an advisory committee of, or as an officer of, or other stakeholder in, another entity (other than a direct competitor of the Company or a company in the same industry as the Company) operating in the same industry as the Company and, absent an express determination by the Board to the contrary, be deemed an independent director of the Company.

Director Orientation and Continuing Education

In order to promote director effectiveness, senior management shall conduct an informal orientation process for new directors that includes information on the Board’s policies and procedures, written materials concerning the Company and its operations, meetings with senior management, and visits to Argosy’s offices and facilities. Senior management shall periodically distribute materials to the Board regarding developments of the Company and the industry in which the Company does business in order to continue each director’s education with respect to such director’s service on the Board. Directors are encouraged to participate, at the Company’s expense, in continuing director education programs.

Evaluation of the CEO

The CEO shall be expected to report annually to the Compensation Committee on the CEO’s goals and objectives for the ensuing year, and also to report annually on the level of achievement of the preceding year’s goals and objectives. All independent members of the Board shall be apprised of those particular Compensation Committee meetings, and all shall have the opportunity to provide input in the evaluation of the CEO.

The full Board shall participate in the evaluation of the CEO. Both objective and subjective criteria shall be used, including but not limited to: (i) the Company’s financial performance; (ii) accomplishment of

Argosy’s long-term strategic objectives; (iii) succession planning; (iv) the development of senior management of the Company; and (v) other criteria as determined by the Board from time to time.

Board Evaluation

The Board shall engage in a self-evaluation annually to determine whether it and its committees are functioning effectively. This evaluation shall be of the Board as a collective body and not of directors on an individual basis. The evaluation of the Board shall be administered by the Corporate Governance and Nominating Committee and evaluation results shared with the full Board for their discussion and deliberation following the end of each fiscal year.

Board Member Commitments

Argosy recognizes that members of the Board benefit from service on the boards of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Board. To that end, the CEO and any other director who is an employee of Argosy shall serve on no more than two (2) public company boards in addition to the Board. No officer of Argosy shall serve on the compensation committee of any other company board in which any of the executive officers of such company serve on Argosy’s Board, or the board of another company in which any of the executive officers of such company serve on Argosy’s compensation committee. It is recommended that directors other than the CEO and any other director who is an employee of Argosy shall serve on no more than four (4) public company boards in addition to the Board. In addition, without the approval of the Board, independent directors on Argosy’s Audit Committee shall serve on no more than two (2) public company board audit committees in addition to the Argosy Audit Committee. For purposes of this section, “public company board” shall mean a board of directors of a company with equity securities registered pursuant to Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934, as amended.

Executive Sessions

In order to enable non-management directors of the Company to be a more effective check on management of the Company, the non-management directors of the Company shall meet regularly (no less than twice per fiscal year) in executive session of the Board without management present (“Non-Management Sessions”). Such Non-Management Sessions shall be conducted in accordance with any NYSE Listing Requirements then in effect, and the identification of non-management directors shall be made in accordance with the NYSE Listing Requirements. The Presiding Director at Non-Management Sessions shall be the Chairman of the Board of Directors. The non-management directors may meet without management present at such other times as determined by the Chairman.

If the group of non-management directors of the Company includes directors who are not independent under the NYSE Listing Requirements, the Company will also schedule an executive session, at least once a year, including only independent directors.

Communications with the Board, Non-Management Directors and Audit Committee

The Board believes it would be useful to make these Guidelines available to stockholders and other constituents and requests that management do so in whatever manner is most feasible.

Argosy’s stockholders and interested parties may send communications to the Board by writing to the Board at Argosy Gaming Company Board of Directors, c/o  Corporate Secretary, 219 Piasa Street, Alton, IL 62002. The Corporate Secretary shall promptly forward each such communication to all of the members of the Board.

If any Argosy stockholder or interested party wishes to communicate directly with Argosy’s non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal accounting or auditing matter, such party can communicate his or her concerns confidentially to the Chairman of the Board of Directors, or the Chairman of the Audit Committee, as the case may be. Any such submissions  should be marked confidential and addressed to Chairman of the Board of Directors or the Chairman of the Audit Committee, as the case may be, c/o Argosy Gaming Company, c/o Corporate Secretary, 219 Piasa Street, Alton, IL 62002. In addition, confidential communications may be submitted in accordance with other procedures set forth from time to time on the Company’s website. The submission should contain, to the extent possible, a full and complete description of the matter, the parties involved, the date of the occurrence or, if the matter is ongoing, the date the matter was initiated and any other information that the reporting party believes would assist the Audit Committee or the non-management directors in the investigation of such matter. The Chairman of the Board shall promptly distribute each submission received to the other non-management directors, and the Chairman of the Audit Committee shall promptly distribute each submission received to the other Audit Committee members.

Directors are encouraged to attend all annual and special meetings of Argosy stockholders.

Review and Changes to the Guidelines

The Corporate Governance and Nominating Committee shall be responsible for reviewing these Guidelines not less than annually and recommending any proposed changes to the Board for approval.

Disclosure of These Guidelines, Code of Business Conduct and Ethics and Committee Charters

These Guidelines, the Code of Business Conduct and Ethics and the charters of the following committees: Audit, Compensation, and Nominating and Corporate Governance will be available on the Company’s website or otherwise be made publicly available. Each annual report of Argosy shall indicate that the foregoing information is available on the Company’s website or that the information is available in print to any stockholder who requests such information.

APPENDIX B

ARGOSY GAMING COMPANY
AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

The Audit Committee (the “Audit Committee”) of Argosy Gaming Company (the “Company”) is appointed by the Board of Directors (the “Board”) to assist the Board in undertaking and fulfilling its responsibilities. The Audit Committee is responsible for monitoring the integrity of the financial statements of the Company; reviewing Company compliance with legal and regulatory requirements; the oversight of the independent auditor’s qualifications and independence; and the oversight of the performance of the Company’s internal audit function and independent auditors.

The members of the Audit Committee shall meet the independence and financial expertise and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange, and at least one member of the Audit Committee shall be a “financial expert” as defined in the rules promulgated by the Securities and Exchange Commission pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The number of members of the Audit Committee shall be determined by the Board, but in no event shall consist of less than three individuals. The members of the Audit Committee shall be appointed and removed by the Board and shall serve terms of such length as the Board may determine. No member of the Audit Committee may simultaneously serve on the Audit Committee of more than three public companies.

The Audit Committee shall have the authority to retain special legal, accounting or other advisors and consultants to advise the committee. The Company will provide appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of (i) compensation to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company; (ii) compensation to any advisors and consultants employed by the Audit Committee; and (iii) ordinary administrative expenses of the Audit Committee necessary or appropriate in carrying out its duties. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the committee’s scope of responsibilities. The Audit Committee may request any officers or employees of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the committee or to meet with any members of, or consultants to, the committee and provide pertinent information as necessary.

The Audit Committee shall meet at such times and from time to time as it deems appropriate. The Audit Committee shall report regularly to the Board with such recommendations, as the committee may deem appropriate.

On behalf of the Board, the Audit Committee shall:

1.                Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board of Directors for approval.

2.                Review with management and the independent auditor the annual audited financial statements and the report thereon, including the effect of regulatory and accounting initiatives, as well as any off-balance sheet structures, and the adequacy of internal controls that could significantly affect the Company’s financial statements, and any special audit steps adopted in light of material control deficiencies.

3.                Review analyses prepared by management or the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including analysis of the effects of alternative GAAP methods on the financial statements.

4.                Meet to review and discuss with management and the independent auditor the Company’s annual audited financial statements and quarterly financial statements prior to the release of quarterly earnings or filing of such statements with the Securities and Exchange Commission, including reviewing the Company’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

5.                In connection with each periodic report of the Company, review (i) any disclosure by the Chief Executive Officer and the Chief Financial Officer to the Audit Committee under Section 302 of the Sarbanes-Oxley Act and (ii) the contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Sarbanes-Oxley Act.

6.                Meet periodically with management and the independent auditor to discuss policies with respect to risk assessment and risk management and to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7.                Discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and ratings agencies.

8.                Review major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

9.                Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company. The independent auditor shall report directly to the Audit Committee.

10.         Approve all fees to be paid to the independent auditor. Approve all non-audit services and related fees prior to the start of any work.

11.         Receive and review, at least annually, reports from the independent auditor describing (i) the independent auditor’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (iii) (to assess the auditors’ independence) all relationships between the independent auditor and the Company, and to discuss such reports with the auditor, and if so determined by the Audit Committee recommend that the Board of Directors take appropriate action to insure the independence of the auditor.

12.         Annually evaluate the independent auditor’s qualifications, performance and independence, including the review and evaluation of such auditor’s lead partner, and consider the opinions of management, the internal auditor and the independent auditor while performing these responsibilities. The Audit Committee shall also (i) ensure rotation of the independent auditor’s lead partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and (ii) consider whether the Company should rotate the independent auditor on a regular basis.

13.         Discuss with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14.         Obtain from the independent auditor assurance that the independent auditor has not been engaged by the Company to provide services in violation of Section 10A of the Securities Exchange Act of 1934, as amended.

15.         Review the appointment and replacement of the senior internal auditing executive.

16.         Meet with the independent auditor, the internal auditor and management prior to the audit to review the scope, planning and staffing of the audit and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources and the use of independent public accountants other than the appointed independent auditor.

17.         Review the significant reports to management prepared by the internal auditing department and management’s responses.

18.         Consider and review with the independent auditor and the internal auditor the adequacy of the Company’s internal controls and any related significant findings and recommendations of the independent auditor and internal auditor together with management’s responses thereto.

19.         Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company’s subsidiary/foreign affiliated entities are in conformity with applicable requirements and/or the Company’s Code of Business Conduct and Ethics.

20.         Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

21.         Prepare the report in accordance with the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

22.         Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics (and the result of the general counsel’s review of the Company’s monitoring compliance with the Code of Business Conduct and Ethics).

23.         Review with the Company’s general counsel (and outside counsel when appropriate) legal and regulatory matters, if any, that may have a material impact on the financial statements, and any material reports or inquiries received from regulators or government agencies and advise the Board of any such matters.

24.         Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditor in separate executive sessions.

25.         Set clear hiring policies for the hiring of employees or former employees of the independent auditors.

26.         Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

27.         Maintain minutes of meetings and regularly report to the Board on significant results of the foregoing activities.

28.         Annually review its own performance.

The Audit Committee shall also undertake such additional activities within the scope of its primary function as the committee may from time to time determine or as may otherwise be required by law, the Company’s by-laws or charter or the Board. The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the Board of the Company. While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to assure compliance with laws and regulations and the Company’s Code of Business Conduct and Ethics.

The Company shall indemnify, in accordance with and to the fullest extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company), by reason of his acting as a member of the Audit Committee against any liability or expense actually or reasonably incurred by such person in respect thereof.

APPENDIX C

ARGOSY GAMING COMPANY
CORPORATE GOVERNANCE AND
NOMINATING COMMITTEE CHARTER

I. Purpose

The Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) of Argosy Gaming Company (“Argosy” or the “Company”) shall (i) recommend to the Board director nominees for each committee of the Board; (ii) establish and review annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics; (iii) identify individuals qualified to become members of the Board, consistent with criteria approved by the Board; and (iv) recommend to the Board director nominees for the next annual meeting of the stockholders of the Company or in the event the Board elects to fill a vacancy on the Board.

II. Membership and Meetings

The number of members of the Committee will be determined by the Board but, in any event, shall not be less than two members. The members of the Committee shall meet, as determined by the Board in its reasonable business judgment, the independence requirements of applicable law, rules, regulations and stock exchange requirements, each as in effect from time to time. The Board shall appoint, and if appropriate, remove, the members of the Committee. If a Committee chairperson is not designated by the Board, the members of the Committee shall designate a chairperson by majority vote.

The Committee shall meet at such times and from time to time as it deems necessary to fulfill its responsibilities. Written minutes shall be taken and filed in the Company records. Reports of the meetings of the Committee shall be made to the Board at its next regularly scheduled meeting. The Committee will have the authority to form subcommittees and delegate authority to such subcommittees when appropriate.

Each director serving as a member of the Committee shall be indemnified with respect to such director’s service on the Committee pursuant to the Company’s by-laws and any contractual arrangements between such director and the Company providing for director indemnification.

III. Committee Authority and Responsibilities

The authority and responsibilities of the Committee shall include:

1.                Recommending candidates for membership on the various committees of the Board and annually review the Board committee structure.

2.                Developing and recommending to the Board a set of corporate governance guidelines applicable to the Company.

3.                Reviewing annually the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommending any proposed changes to the Board for approval.

4.                Evaluating the Committee’s performance and the adequacy of its charter on an annual basis and recommending any proposed changes to the Board for approval.

5.                Recommending qualified director nominees to the Board for each annual meeting of stockholders or in the event the Board elects to fill a vacancy on or increase the size of the Board.

6.                Identifying, recruiting, screening, interviewing and selecting candidates for new directors as necessary to fill vacancies or the additional needs of the Board, and considering management’s and stockholders’ recommendations for director candidates.

C-1

7.                Establishing and periodically reviewing criteria for Board membership in light of requirements established by the Securities and Exchange Commission and the New York Stock Exchange, including independence standards.

8.                Determining and periodically reviewing the portfolio of skills and experience necessary of director nominees to ensure that candidates for Board membership possess exceptional ability and judgment and will be effective, in conjunction with the other members of the Board, in considering the strategic needs of the Company and the Board and in serving the long-term interests of the Company’s shareholders.

9.                Reviewing comments from all directors and reporting annually to the Board with an assessment of the performance of the Board as a collective body and not of directors on an individual basis, to be discussed with the Board following the end of each fiscal year.

10.         Reviewing potential conflicts of interest involving executive officers (other than the Chief Executive Officer) of the Company. Potential conflicts of interest involving the Chief Executive Officer or any director will be reviewed and decided by the Board.

11.         Considering the nomination by any stockholder of a candidate for election as a director of the Company, provided that such stockholder nomination is made in accordance with the Company’s by-laws. In addition, the Committee shall consider recommendations by stockholders for directors to be nominated, provided that any such recommendation complies with the procedures for stockholder nominations set forth in the Company’s by-laws.

The Committee shall also undertake such additional activities within the scope of its functions as the Committee may from time to time determine or as may otherwise be required by law, the Company’s by-laws or charter or by directive of the Board.

The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board.

The Committee shall have the sole authority to retain, approve the fees and other retention terms of, and terminate any director search firm or advisors, as it deems necessary for the fulfillment of its responsibilities. The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to such search firm or advisors.

C-2

APPENDIX D

ARGOSY GAMING COMPANY
AMENDED AND RESTATED
COMPENSATION COMMITTEE CHARTER

I. Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Argosy Gaming Company (“Argosy” or the “Company”) is appointed by the Board to discharge the Board’s responsibilities relating to compensation of Argosy’s officers. The Committee’s primary role is to make certain that quality leadership is in place and ensure that appropriate incentives are in operation to perpetuate and motivate that leadership. The Committee has overall responsibility for approving and evaluating the officer compensation plans, policies and programs of the Company and to assure linkage with the strategic direction of the Company.

II. Membership and Meetings

The number of members of the Committee shall be determined by the Board but in any event shall not be less than two members. The members of the Committee shall meet, as determined by the Board in its reasonable business judgment, the independence requirements of applicable law, rules and regulations, and stock exchange requirements, each as in effect from time to time. The members of the Committee shall be appointed and may be removed by the Board. If a Committee chairperson is not designated by the Board, the members of the Committee shall designate a chairperson by majority vote.

In addition, a person may serve on the Committee only if he or she (i) is a “Non-Employee Director” for purpose of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

The Committee shall meet at such times and from time to time as it deems necessary to fulfill its responsibilities. Written minutes shall be taken and filed in the Company records. Reports of the meetings of the Committee shall be made to the Board at its next regularly scheduled meeting. The Committee may form and delegate authority to subcommittees when appropriate.

Each director serving as a member of the Committee shall be indemnified with respect to such director’s service on the Committee pursuant to the Company’s by-laws and any contractual arrangements between such director and the Company providing for director indemnification.

III. Committee Authority and Responsibilities

The authority and responsibilities of the Committee shall include:

1.                In consultation with management, establishing the Company’s general policies relating to officer group compensation, and overseeing the development and implementation of such compensation programs.

2.                Approving the recommended annual and long-term performance goals for Argosy’s incentive plans.

3.                Annually reviewing and approving corporate goals and objectives relevant to CEO compensation. The Committee will also annually evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation levels based on this evaluation.

D-1

4.                Producing a report on officer compensation for inclusion in the Company’s annual proxy statement in accordance with applicable rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act.

5.                Evaluating the Committee’s performance and the adequacy of its charter at least annually and recommending any proposed changes to the Board for approval.

6.                With respect to the Company’s officer group (i) reviewing and approving compensation; (ii) reviewing and approving management recommendations under the Company’s annual incentive compensation program; (iii) reviewing and approving management recommendations of performance share awards and/or stock option grants under any employee stock incentive plan in effect from time to time or any successor stock incentive plan; and (iv) reviewing and approving management recommendations for participants in non-qualified compensation and benefit plans and/or the creation of new compensation and benefit programs.

The Committee also shall undertake such additional activities within the scope of its functions as the Committee may from time to time determine or as may otherwise be required by law, the Company’s by-laws or charter or by directive of the Board. The Committee shall evaluate and recommend any Board fees or other compensation, to be acted on by the full Board.

The duties and responsibilities of a member of the Committee are in addition to those duties set out for a member of the Board. It is not the duty of the Committee to conduct investigations or to resolve disagreements regarding compensation, if any, between the Company and its employees.

The Committee shall have the authority to retain, approve the fees and other retention terms of, and terminate any executive compensation, legal and other advisors, as it deems necessary for the fulfillment of its responsibilities. The Company will provide appropriate funding, as determined by the Committee, for payment of compensation to such advisors.

D-2

Please sign this proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you attend. Please sign exactly as your name appears herein. Give full title if an Attorney, Executor, Administrator, Trustee, Guardian, etc. For an account in the name of two or more persons, each should sign, or if one signs, he should attach evidence of his authority.

Dated:	, 2005

Signature

Signature

PROXY	PROXY

ARGOSY GAMING COMPANY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS, APRIL 26, 2005

The undersigned hereby appoints Richard J. Glasier and Dale R. Black, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on April 26, 2005, and at any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Internet and Telephone Voting Instructions

You can vote by telephone OR internet! Available 24 Hours a day 7 days a week!

Instead of making your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Have this proxy card in hand when you call.

To vote using the Telephone within U.S. and Canada			To vote using the Internet
•	Call toll free 1-877-233-3090 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.		•	Go to the following web site: www.computershare.com/us/proxy

•	Enter the Holder Account Number (excluding the letter “C”) and Proxy Access Number located below.		•	Enter the information requested on your computer screen and follow the simple instructions.

•	Follow the simple recorded instructions.

	Option 1:	To vote as the Board of Directors recommends on ALL proposals: Press 1.

When asked, please confirm your vote by pressing 1.

	Option 2:	If you choose to vote on EACH proposal separately, press 0 and follow the simple recorded instructions.

HOLDER ACCOUNT NUMBER CO123456789	PROXY ACCESS NUMBER 12345

If you vote by telephone or the internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the internet must be received by 1:00 AM, Central Time, on April 26, 2005.

THANK YOU FOR VOTING.

ARGOSY GAMING COMPANY
2005 PROXY

PLEASE REFER TO THE INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A.	Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.

01-William F. Cellini		For	☐	Withhold	☐

02-Michael W. Scott		For	☐	Withhold	☐

03-Richard J. Glasier		For	☐	Withhold	☐

B.	Issue

The Board of Directors recommends a vote FOR the following proposal.

2.	In their discretion, the proxies are authorized to vote upon any other business as may properly come before the meeting.

For	☐	Against	☐	Abstain	☐